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                                                                     EXHIBIT 4.9

           AMENDMENT TO THE PROFIT SHARING PLAN FOR EMPLOYEES OF THE
                       PUTNAM TRUST COMPANY OF GREENWICH
         ADOPTED AS OF THE EFFECTIVE DATE OF THE MERGER OF THE PUTNAM
            TRUST COMPANY OF GEENWICH INTO THE PUTNAM TRUST COMPANY

     1.  Section 1.08 is amended in its entirety to read as follows:

    1.08  "COMPANY" means The Putnam Trust Company.

          2.  Section 1.21 is amended in its entirety to read as follows:

    1.21  "PLAN" means the Putnam Profit Sharing Plan.

          3. Section 14.01 is amended by amending the first sentence thereof to read as follows:

     The general administration of the Plan shall be placed in an Employee Benefit Committee of at least three members who shall be appointed from time to time by the Board to serve at the pleasure of said Board.

          4.  Section 15.05 is amended in its entirety to read as follows:

   15.05 Up to 100% of the assets of the Plan may be invested in common stock, par value $7.50 per share, of The Bank of New York Company, Inc.